Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES THIRD QUARTER RESULTS

•                  Third quarter revenue of $17.1 million, down 4 percent from 2006 third quarter revenue of $17.8 million;

•                  Third quarter gross margin of 78 percent, compared to 80 percent in the third quarter of 2006;

•                  Third quarter net income of $927,000, or $0.05 per diluted share, compared to $1.6 million, or $0.12 per diluted share, in the third quarter of 2006;

•                  Cash and investment positions increased to $178.9 million from $175.8 million at the end of the 2007 second quarter; and

•                  To reflect industry-wide marketplace factors, the company has revised its 2007 annual guidance to revenue of $68.0 million to $72.0 million and net income of $0.05 to $0.18 per diluted share.

Minneapolis, October 30, 2007 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today reported revenue for the third quarter ended September 30, 2007 of $17.1 million, a 4 percent decrease from $17.8 million of revenue a year ago, and a 10 percent increase from $15.5 million of revenue for the second quarter ended June 30, 2007. Net income for the third quarter was $927,000, or $0.05 per diluted share. This compares to net income for the 2006 third quarter of $1.6 million, or $0.12 per diluted share.

“These results are an improvement from the 2007 second quarter but are below our expectations,” said Jay D. Miller, Vital Images president and chief executive officer. “The slowdown in the scanner and IT/PACS markets impacted our ability to increase revenue to the extent we anticipated at the beginning of the quarter. However, we were able to effectively manage costs to achieve a profitable quarter despite lower revenue.

 “When we discussed our second quarter results in August, we underestimated the marketplace slowdown. We believe customers are anticipating the release of next-generation, faster CT scanners and delaying purchases until they become available. Our solutions are especially adept at handling the large datasets that these new scanners generate. We have seen slowdowns in the CT scanner market before, and we are confident the CT scanner and IT/PACS markets will come back. Additionally, the Deficit Reduction Act, or DRA, is having a larger impact on

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Vital Images and our competitors than we anticipated at the beginning of 2007. Chiefly because of these market conditions, we are reducing our financial guidance for 2007.”

The DRA is a move by Congress to reduce Medicare spending, including reimbursement for scanning procedures conducted outside the hospital. The reimbursement restrictions in this act are primarily directed toward freestanding imaging centers; most Vital Images customers are hospitals and healthcare systems.

Miller continued, “We are very proud of the fact that we are winning more than our share of important deals in this current competitive market. In addition, during the third quarter we released Vitrea® 4.0 and ViTALConnect® 4.1, and they have been well-received by early customers. We continue to have strong relationships with Toshiba and McKesson, and remain optimistic about opportunities in cardiology, gastroenterology and international markets.”

Financial Summary

•                  License fee revenue decreased to $9.4 million during the third quarter of 2007, compared to $11.7 million for the same quarter last year. License fee revenue for the first nine months of 2007 totaled $30.6 million versus $34.0 million for the same period in 2006.

•                  License fee revenue from software options (including third-party software) was $5.9 million in the third quarter of 2007, compared to $7.1 million for the same quarter last year. License fee revenue from software options (including third-party software) totaled $19.3 million for the first nine months of 2007, compared to $19.4 million in the same period in 2006. Top-selling options were General Vessel Probe, Automated Vessel Measurement and CT Cardiac – all cardiovascular solutions.

•                  Maintenance and services revenue increased to $7.5 million during the third quarter of 2007, a 30 percent gain over $5.7 million for the same quarter last year. Maintenance and services revenue rose to $22.2 million for the first nine months of 2007, a 45 percent gain over $15.2 million in the same period in 2006. The increase was primarily driven by higher maintenance revenue from a larger installed customer base and stronger maintenance pricing, as well as increased training revenue.

•                  Third quarter 2007 revenue from Toshiba was $8.6 million, or 50 percent of total revenue, up 13 percent from $7.6 million, or 43 percent of total revenue, for the same quarter last year. Toshiba revenue for the first nine months of 2007 increased to $24.7 million, or 46 percent of total revenue, up 22 percent over $20.3 million, or 40 percent of revenue, for the same period in 2006.

•                  Third quarter 2007 revenue from the company’s IT/PACS partnership with McKesson Corporation was $1.8 million, or 10 percent of total revenue, compared to $1.4 million, or 8 percent of total revenue, for the same quarter last year. Revenue through McKesson for the first nine months of 2007 was $5.0 million, or 9 percent of total revenue, compared to $4.9 million, or 10 percent of total revenue, for the first nine months of 2006.

•                  Direct revenue (revenue generated outside of Toshiba and McKesson) during the third quarter of 2007 was $6.7 million, compared to $8.7 million for the same quarter last year. Direct revenue for the first nine months of 2007 decreased to $23.8 million, compared to $25.2 million for the same period in 2006.

•                  International revenue was $2.9 million, or 17 percent of total revenue, during the third quarter of 2007, compared to $3.0 million, or 17 percent of total revenue, for the same quarter last year. International revenue for the first nine months of 2007 increased to $9.4 million, up 17 percent over $8.0 million for the same period in 2006.

•                  Gross margin was 78 percent for the third quarter of 2007, compared to 80 percent for the same quarter last year. Gross margin was 78 percent for the first nine months of 2007, compared to 80 percent for the same period last year. Third quarter 2007 gross margin was affected by a $242,000 impairment of a patent application, which was acquired with the HInnovation acquisition in February 2004. This patent application was rejected by the patent office on August 23, 2007 and the company has decided not to pursue this application further.

•                  Interest income for the third quarter of 2007 increased to $2.3 million, compared to $791,000 for the same quarter last year. Interest income for the first nine months of 2007 was $6.7 million, compared to $2.0 million for the same period last year. The increase was primarily due to higher cash and investments, a result of the November 2006 secondary offering of 3.4 million shares of common stock that yielded net proceeds of $97.7 million, and cash generated by operations.

Operating Expense Summary

•                  Third quarter 2007 operating expenses totaled $14.5 million, compared to $12.4 million for the same quarter in 2006. Operating expenses for the first nine months of 2007 totaled $44.3 million, compared to $35.1 million for the same period in 2006.

•                  Sales and marketing expenses totaled $7.4 million during the third quarter of 2007, compared to $6.3 million for the same quarter last year. For the first nine months of 2007, sales and marketing expenses totaled $22.9 million, compared to $17.6 million for the same period in 2006. The primary factors behind the increase in sales and marketing expenses were additional employees to support the company’s growth plans, higher marketing costs, and increased depreciation and international expansion costs, offset in part by decreased commissions and bonus compensation expense.

•                  Research and development expenses increased to $4.0 million during the third quarter of 2007, compared to $3.4 million for the same quarter last year. For the first nine months of 2007, research and development expenses increased to $11.3 million, compared to $9.5 million for the same period in 2006. The major driver of higher research and development expenses was increased compensation expense as a result of additional employees, offset in part by lower consulting and bonus compensation expense.

•                  General and administrative expenses totaled $3.1 million for the third quarter of 2007, compared to $2.8 million for the same quarter last year. For the first nine months of 2007, general and administrative expenses totaled $10.1 million, compared to $7.9 million for the same period in 2006. The major drivers of higher general and administrative expenses were again increased compensation costs as a result of additional employees, as well as increased international expansion costs, and higher accounting, auditing, legal and overhead expenses due to the growth plans of the business, offset in part by decreased bonus compensation expense.

•                  Equity-based compensation expense was as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Equity-based compensation expense (in thousands):
Cost of revenue	$88	$98	$300	$277
Sales and marketing	646	544	1,782	1,530
Research and development	202	156	528	639
General and administrative	555	486	1,627	1,279
Total equity-based compensation expense	$1,491	$1,284	$4,237	$3,725

Key Developments

In the third quarter, Vital Images released Vitrea 4.0 and ViTALConnect 4.1, and both have been well-received at early customer sites. These releases provide significant enhancements to the company’s powerful cardiovascular, neurovascular and gastrointestinal applications, as well as improved Web-based cardiovascular analysis and distribution capabilities. Increasingly, referring physicians want to review 3D images, which makes Web-based access through ViTALConnect especially important to the continuum of care.

In late September, ACRIN – the American College of Radiology Imaging Network – announced preliminary data from a 15-center clinical trial comparing the performance of CT Colonoscopy (CTC) to optical colonoscopy for the detection of clinically significant colonic polyps. Colonic polyps are considered a precursor to colon cancer, the second leading cause of death from cancer in the United States. An estimated 40 million to 60 million Americans should be screened for colonic polyps today. These preliminary results indicate that virtual colonoscopy may be as effective as a traditional optical colonoscopy in identifying intermediate to large polyps, considered heightened clinical significance.

At the Transcatheter Cardiovascular Therapeutics Scientific Symposium, or TCT, in late October, Vitrea was prominently showcased during live case broadcasts from the Minneapolis Heart Institute at Abbott Northwestern Hospital. Cardiologists performed challenging procedures on patients with severely blocked arteries using CT imaging combined with Vitrea software. Vitrea’s cardiovascular applications allow physicians to look inside a completely blocked artery and better understand the character of the plaque causing the occlusion. With this information, cardiologists can better plan interventional procedures and treat many patients less invasively.

Revised Full Year 2007 Guidance

For the full year ending December 31, 2007, the company now anticipates revenue of $68 million to $72 million and earnings in the range of $0.05 to $0.18 per diluted share. The company’s previous guidance was for revenue of $75 million to $80 million and net income of $0.23 to $0.33 per diluted share. This guidance and the factors below do not include the potential effects of any acquisitions.

The following table summarizes the company’s guidance for 2007:

		2007 Guidance
	2006	Low		High

Revenue (in millions)	$70.5	$68.0	to	$72.0
Change		-4%		2%

Net income (in millions)	$6.6	$0.9		$3.2
Net income per diluted share (1)	$0.46	$0.05	to	$0.18
Change		-89%		-61%

(1)          Based on an estimate of 17.6 million weighted average diluted common shares for 2007.

Factors considered in preparing guidance include the following estimates for 2007:

•                  Gross margin of approximately 77 percent to 78 percent.

•                  Sales and marketing expenses of approximately 45 percent to 47 percent of total revenue. Consistent with prior years, the company anticipates a significant increase in sales and marketing expenses during the fourth quarter of 2007, primarily due to the Radiological Society of North America annual tradeshow.

•                  Research and development expenses of approximately 21 percent to 23 percent of total revenue.

•                  General and administrative expenses of approximately 19 percent to 20 percent of total revenue.

•                  Equity-based compensation of approximately $5.7 million to $5.9 million.

•                  Depreciation and amortization of property and equipment of approximately $4.6 million to $4.8 million and estimated capital expenditures of $5.8 million to $6.3 million.

•                  Amortization of acquired intangibles of $1.2 million.

•                  Estimated interest income of $8.8 million to $9.0 million.

•                  An effective income tax rate of approximately 5 percent to 30 percent in 2007. This wide range is the result of the decrease in the estimated pre tax results and the fact that research and development credits have a greater impact on the effective tax rate at lower income levels. Due to the utilization of deferred tax assets relating to net operating losses and tax deductions from the exercise of stock options, the company continues to anticipate not paying any significant cash for income taxes for the next two to four years.

Conference Call and Webcast

Vital Images will host a live Webcast of its third quarter earnings conference call today, Tuesday, October 30, 2007, at 10:30 a.m. CT. To access this Webcast, go to the investors' portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 11098809. The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, October 30, 2007, through 5:00 p.m. CT on Tuesday, November 6, 2007.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company's technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in Beijing, China and Den Haag, the Netherlands. For more information, visit www.vitalimages.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the ability to predict product, customer and geographic sales mix, regulatory approvals, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, the ability to successfully manage operating costs, fluctuations in quarterly results, approval of products for reimbursement and the level of reimbursement, and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2006. Vital Images encourages urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Vital Images, Inc.

Condensed Consolidated Income Statements

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue:
License fees	$9,406	$11,650	$30,586	$34,036
Maintenance and services	7,464	5,747	22,176	15,243
Hardware	245	384	712	1,211
Total revenue	17,115	17,781	53,474	50,490

Cost of revenue:
License fees	995	1,116	3,540	3,646
Maintenance and services	2,416	2,048	7,535	5,667
Hardware	133	306	506	859
Impairment of patent	242	—	242	—
Total cost of revenue	3,786	3,470	11,823	10,172

Gross profit	13,329	14,311	41,651	40,318

Operating expenses:
Sales and marketing	7,380	6,256	22,918	17,630
Research and development	4,039	3,394	11,298	9,530
General and administrative	3,057	2,799	10,127	7,924
Total operating expenses	14,476	12,449	44,343	35,084

Operating income (loss)	(1,147)	1,862	(2,692)	5,234

Interest income	2,294	791	6,687	1,990
Income before income taxes	1,147	2,653	3,995	7,224
Provision for income taxes	220	1,029	1,075	2,926
Net income	$927	$1,624	$2,920	$4,298

Net income per share – basic	$0.05	$0.12	$0.17	$0.33
Net income per share – diluted	$0.05	$0.12	$0.17	$0.31

Weighted average common shares outstanding - basic	17,019	13,279	16,947	13,140
Weighted average common shares outstanding - diluted	17,364	14,027	17,476	13,941

Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$151,696	$144,382
Marketable securities	17,177	20,821
Accounts receivable, net	14,994	19,589
Deferred income taxes	1,661	1,661
Prepaid expenses and other current assets	2,952	1,928
Total current assets	188,480	188,381
Marketable securities	10,022	750
Property and equipment, net	10,377	9,242
Deferred income taxes	9,268	8,969
Licensed technology, net	—	90
Other intangible assets, net	2,113	3,209
Goodwill	9,089	9,089
Total assets	$229,349	$219,730

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,091	$3,830
Accrued compensation	3,246	3,977
Accrued royalties	1,292	1,158
Other current liabilities	1,626	2,083
Deferred revenue	15,952	15,131
Total current liabilities	25,207	26,179
Deferred revenue	1,036	1,174
Deferred rent	1,370	1,475
Total liabilities	27,613	28,828

Commitments and contingencies

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 40,000 shares authorized; 17,128 issued and outstanding as of September 30, 2007; and 16,908 shares issued and outstanding as of December 31, 2006	171	169
Additional paid-in capital	197,552	189,669
Retained earnings	3,973	1,053
Accumulated other comprehensive income	40	11
Total stockholders’ equity	201,736	190,902
Total liabilities and stockholders’ equity	$229,349	$219,730

Vital Images, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the nine months ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net income	$2,920	$4,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	3,288	2,021
Amortization of identified intangibles	944	1,053
Impairment of patent	242	—
Provision for doubtful accounts	175	—
Deferred income taxes	1,075	2,927
Excess tax benefit from stock transactions	(1,334)	(3,222)
Amortization of discount and accretion of premium on marketable securities	(575)	(256)
Employee stock-based compensation	4,237	3,713
Non-employee stock-based compensation	—	12
Amortization of deferred rent	(248)	(140)
Changes in operating assets and liabilities:
Accounts receivable	4,420	(2,909)
Prepaid expenses and other assets	(1,025)	(447)
Accounts payable	(300)	(627)
Accrued expenses and other liabilities	(1,428)	(787)
Deferred revenue	683	3,801
Deferred rent	199	—
Net cash provided by operating activities	13,273	9,437

Cash flows from investing activities:
Purchases of property and equipment	(4,861)	(3,304)
Purchases of marketable securities	(36,428)	(25,006)
Proceeds from maturities of marketable securities	30,634	32,937
Proceeds from sale of marketable security	750	—
Net cash (used in) provided by investing activities	(9,905)	4,627

Cash flows from financing activities:
Proceeds from sale of common stock under stock plans	2,612	4,029
Excess tax benefit from stock transactions	1,334	3,222
Net cash provided by financing activities	3,946	7,251

Net increase in cash and cash equivalents	7,314	21,315
Cash and cash equivalents, beginning of period	144,382	20,845
Cash and cash equivalents, end of period	$151,696	$42,160

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